Exhibit 99.1

Stereotaxis Appoints William C. Mills III as Chairman of Board of Directors

ST. LOUIS, MO, May 30, 2012— Stereotaxis, Inc. (NASDAQ: STXS) today announced that William C. Mills III has been appointed as Chairman of its Board of Directors, effective immediately. Mr. Mills has considerable experience serving on the boards of growing companies in the medical technology and biotechnology fields. Mr. Mills replaces Fred A. Middleton, who will remain on the Board of Directors as an independent director.

Mr. Mills is currently an independent venture capitalist with over 30 years of experience in venture capital, and now serves as Chairman of the Board of Managers of Ascension Health Ventures III, LLC. Since 1981, he has served in a partner role at Advent International, Ampersand Ventures, EGS Healthcare Capital Partners and The Venture Capital Fund of New England. Mr. Mills has been a member of the Stereotaxis Board since June 2000 and has served as Chairman of the Company’s Nominating and Corporate Governance Committee and the Strategy & Technology Committee. Mr. Mills received his A.B. in Chemistry, cum laude, from Princeton University, his S.M. in Chemistry from the Massachusetts Institute of Technology and his M.S. in Management from MIT’s Sloan School of Management.

“On behalf of the Board, I would like to extend our heartfelt gratitude to Fred for his over 20 years of service as Chairman and his many invaluable contributions to Stereotaxis,” said William C. Mills III, Chairman of the Board of Directors. “Fred has helped guide the Company through various business cycles with prudence and with our long-term strategy in mind. We look forward to continuing to work with Fred and to his continued contributions.”

“My decision to step down as Chairman of Stereotaxis will allow the Company to recruit new experienced talent at the Board leadership level. I plan to devote more time to activities which I believe can enhance shareholder value going forward,” said Mr. Middleton.

Stereotaxis also announced that Christopher D. Alafi does not intend to stand for re-election at the Company's upcoming Annual Meeting of Stockholders in August 2012.

“I would also like to thank Chris on behalf of our Board for his 12 years of service and insightful contributions during his tenure on the Board,” concluded Mr. Mills.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey™ portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Robert Jones	Senior Vice President,
314-678-6007	646-445-4801 / 646-201-5447	Marketing & Business
Development
314-678-6111

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